Exhibit No. 99

BOAMS 05-11 - Price/Yield - 1A3

Balance Coupon Settle	$7,500,000.00 4.94 11/29/2005	Delay Dated First Payment	0 11/25/2005 12/25/2005	Index Mult / Margin Cap / Floor	LIBOR_1MO | 4.14 1.0 / 0.8 5.75 / 0.8	WAC(1) NET(1)	5.85631 5.59981	WAM(1) WALA(1)	357 1

Price	1 Yield	2 Yield	3 Yield	4 Yield	5 Yield

99-25	5.007	5.011	5.111	5.167	5.239
99-26	5.004	5.008	5.094	5.142	5.204
99-27	5.002	5.005	5.077	5.117	5.168
99-28	5.000	5.002	5.060	5.092	5.133
99-29	4.998	4.999	5.043	5.066	5.097
99-30	4.996	4.997	5.025	5.041	5.062
99-31	4.993	4.994	5.008	5.016	5.026
100-00	4.991	4.991	4.991	4.991	4.991
100-01	4.989	4.988	4.974	4.966	4.956

WAL	25.753	17.275	1.958	1.317	0.925
Mod Durn	14.061	11.250	1.819	1.243	0.881
Mod Convexity	2.916	1.713	0.045	0.023	0.013
Principal Window	Dec05 - Dec33	Dec05 - Apr27	Dec05 - Jul08	Dec05 - Sep07	Dec05 - Mar07
Payment # Months	337	257	32	22	16

LIBOR_1MO	4.14	4.14	4.14	4.14	4.14
Prepay	0 PSA	100 PSA	300 PSA	500 PSA	800 PSA

Treasury	Mat 2YR 3YR 5YR 10YR
Yld 4.458 4.502 4.562 4.666

This Structural Term Sheet, Collateral Term Sheet, or Computational Materials, as appropriate (the “material”), is provided for our information by Banc of America Securities LLC (the “Underwriter”). This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may pertain to securities that ultimately are not sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected herein. The Underwriter makes no representation regarding the reasonableness of such assumptions, or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. The Underwriter and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and/or buy and sell, the securities mentioned therein or derivatives thereof (including options). This material may be filed with the Securities and Exchange Commission (the “SEC”), and incorporated by reference into an effective registration statement previously filed with the SEC under Rule 415 of the Securities Act of 1933, including all cases where the material does not pertain to securities that are ultimately offered for sale pursuant to such registration statement. Information contained in this material is current as of the date appearing on this material only. Information in this material regarding any assets backing any securities discussed herein supersedes all prior information regarding such assets. Any information in the material, whether regarding the assets backing any securities discussed herein or otherwise, will be superseded by the information contained in any final prospectus for any securities actually sold to you.